Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

Streamline Health Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$23,261,371	(1)(2)	0.00015310	$3,561.32	(3)
Fees Previously Paid	—			—
Total Transaction Valuation	$23,261,371
Total Fees Due for Filing				$3,561.32
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$3,561.32

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in that certain Agreement and Plan of Merger, dated as of May 29, 2025 (the “Merger Agreement”), by and among Streamline Health Solutions, Inc., a Delaware corporation (the “Company”), Mist Holding Co., a Delaware corporation (“Parent”), and MD BE Merger Sub, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share (“Common Stock”), of the Company.

(2)	Aggregate number of securities to which transaction applies:

As of the close of business on June 23, 2025, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 4,356,062, which consists of:

(a)

4,194,300 issued and outstanding shares of Common Stock (excluding (i) shares of Common Stock held by the Company as treasury stock and not held on behalf of third parties, (ii) shares of Common Stock owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub, and (iii) shares underlying outstanding and unvested Company Restricted Shares) entitled to receive the Merger Consideration of $5.34 per share of Common Stock; and

(b)	161,762 shares of Common Stock underlying outstanding and unvested Company Restricted Shares entitled to receive the Merger Consideration of $5.34 per share of Common Stock.

For the avoidance of doubt, the aggregate number of securities to which the transaction applies excludes (i) shares of Common Stock held by the Company as treasury stock and not held on behalf of third parties, (ii) shares of Common Stock owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub, and (iii) out-of-the money options and warrants, all of which are expected to be cancelled for no consideration pursuant to the terms of the Merger Agreement.

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11:

Solely for the purpose of calculating the filing fee, as of the close of business on June 23, 2025, the underlying value of the transaction was calculated as the aggregate sum (such sum, the “Total Consideration”) of:

(a)

the product of 4,194,300 issued and outstanding shares of Common Stock (excluding (i) shares of Common Stock held by the Company as treasury stock and not held on behalf of third parties, (ii) shares of Common Stock owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub, and (iii) shares underlying outstanding and unvested Company Restricted Shares) and the Merger Consideration of $5.34; and

(b)	the product of 161,762 shares of Common Stock underlying outstanding and unvested Company Restricted Shares and the Merger Consideration of $5.34.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the Total Consideration by 0.00015310.